[LETTERHEAD OF DECHERT PRICE & RHOADS]


July 26, 2000


Pilgrim Worldwide Emerging Markets Fund, Inc.
40 North Central Avenue, Suite 1200
Phoenix, Arizona  85004-4424

Re:  Pilgrim Worldwide Emerging Markets Fund, Inc.
     (File Nos. 2-32488 and 811-1838)


Dear Sirs:

We hereby consent to the incorporation by reference to our opinion as an exhibit to Post-Effective Amendment No. 42 to the Registration Statement of Pilgrim Worldwide Emerging Markets Fund, Inc., and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,